August 2, 2021

Boards of Directors

Ponce Bank Mutual Holding Company

PDL Community Bancorp

Ponce Financial Group, Inc.

Ponce Bank

2244 Westchester Avenue

Bronx, New York  10462

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form FR MM-AC, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission.  We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus and proxy statement/prospectus of Ponce Financial Group, Inc.  We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,

RP® FINANCIAL, LC.